Kingsbarn Tactical Income ETF 485BPOS

Exhibit (j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2023, relating to the financial statements and financial highlights of Kingsbarn Tactical Bond ETF, a series of ETF Opportunities Trust, for the period ended November 30, 2022, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
March 29, 2023

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4538  FAX | cohencpa.com

Registered with the Public Company Accounting Oversight Board